GREENPOINT MORTGAGE FUNDING TRUST
MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-AR4

TERMS AGREEMENT

Dated: August 29, 2006

To:	Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of August 1, 2006 (the “Trust Agreement”).
Re:	Underwriting Agreement Standard Terms dated as of December 21, 2005 (the “Standard Terms,” and together with this Terms Agreement, the “Agreement”).
Series Designation:     Series 2006-AR4.

Terms of the Series 2006-AR4 Certificates: GreenPoint Mortgage Funding Trust Mortgage Pass-Through Certificates, Series 2006-AR4, Class A1-A, Class A1-B, Class A2-A, Class A2-B, Class A3-A, Class A3-B, Class A4-A, Class A4-B, Class A5, Class A6-A, Class A6-B, Class A6-C, Class M1, Class M2, Class M3, Class M4, Class M5, Class M6, Class M7, Class M8, Class M9, Class M10, Class X, Class P, Class C and Class R Certificates (the “Certificates”) will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the “Trust Fund”). The primary assets of the Trust Fund on the Closing Date (as defined below) will consist primarily of a pool of conventional, first lien, adjustable rate, fully amortizing, negative amortization residential mortgage loans having a total Scheduled Principal Balance (as defined in the Trust Agreement) as of the Cut-off Date of $1,287,082,812.50 (the “Mortgage Loans”). Only the Class A1-A, Class A1-B, Class A2-A, Class A2-B, Class A3-A, Class A3-B, Class A4-A, Class A4-B, Class A5, Class A6-A, Class A6-B, Class A6-C, Class M1, Class M2, Class M3, Class M4, Class M5, Class M6, Class M7, Class M8, Class M9 and Class M10 Certificates (the “Offered Certificates”) are being sold pursuant to the terms hereof.

Registration Statement: File Number 333-133985.

Certificate Ratings: It is a condition of Closing that at the Closing Date the Class A1-A, Class A1-B, Class A2-A, Class A2-B, Class A3-A, Class A3-B, Class A4-A, Class A4-B, Class A5, Class A6-A, Class A6-B and Class A6-C Certificates be rated “AAA” by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”), and “Aaa” by Moody’s Investors Service, Inc. (“Moody’s” and together with S&P, the “Rating Agencies”); the Class M1 Certificates be rated “AA+” by S&P and “Aaa” by Moody’s; the Class M2 Certificates be rated “AA” by S&P and “Aa1” by Moody’s; the Class M3 Certificates be rated “AA-” by S&P and “Aa1” by Moody’s; the Class M4 Certificates be rated “A+” by S&P and “Aa1” by Moody’s; the Class M5 Certificates be rated “A” by S&P and “Aa2” by Moody’s; the Class M6 Certificates be rated “A-” by S&P and “Aa3” by Moody’s; the Class M7 Certificates be rated “A1” by Moody’s; the Class M8 Certificates be rated “A2” by Moody’s; the Class M9 Certificates be rated “Baa1” by Moody’s and the Class M10 Certificates be rated “Baa2” by Moody’s.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc., (the “Underwriter”) and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for each class of the Offered Certificates shall be the applicable Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

The Underwriter will sell the Offered Certificates to investors in offerings occurring within Member States of the European Economic Area in minimum initial total investment amounts of $100,000.

Cut-off Date: August 1, 2006.

Closing Date: 10:00 A.M., New York time, on or about August 31, 2006. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor.

Counsel: Dechert LLP will act as counsel for the Underwriter.

Closing Notice Address: Notwithstanding anything to the contrary in the Standard Terms, the Closing shall take place at the offices of the counsel for the Underwriter, Dechert LLP, 30 Rockefeller Plaza, New York, NY 10112.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

2

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.

LEHMAN BROTHERS INC.

By:
Name: Mary Stone Title: Vice President

Accepted:

STRUCTURED ASSET SECURITIES CORPORATION

By:

Name: Michael C. Hitzmann
Title: Senior Vice President

Schedule 1

Class	Initial Certificate Principal Amount(1)	Certificate Interest Rate	Purchase Price Percentage	Approximate Amount Purchased by Lehman Brothers Inc.
A1-A	$260,394,000	Variable(2)	100%	$260,394,000
A1-B	$28,933,000	Variable(2)	100%	$28,933,000
A2-A	$121,992,000	Variable(2)	100%	$121,992,000
A2-B	$13,554,000	Variable(2)	100%	$13,554,000
A3-A	$190,914,000	Variable(2)	100%	$190,914,000
A3-B	$21,213,000	Variable(2)	100%	$21,213,000
A4-A	$11,700,000	Variable(2)	100%	$11,700,000
A4-B	$1,300,000	Variable(2)	100%	$1,300,000
A5	$200,000,000	Variable(2)	100%	$200,000,000
A6-A	$197,600,000	Variable(2)	100%	$197,600,000
A6-B	$65,868,000	Variable(2)	100%	$65,868,000
A6-C	$28,817,000	Variable(2)	100%	$28,817,000
M1	$48,265,000	Variable(2)	100%	$48,265,000
M2	$25,741,000	Variable(2)	100%	$25,741,000
M3	$9,653,000	Variable(2)	100%	$9,653,000
M4	$6,435,000	Variable(2)	100%	$6,435,000
M5	$9,653,000	Variable(2)	100%	$9,653,000
M6	$6,435,000	Variable(2)	100%	$6,435,000
M7	$9,652,000	Variable(2)	100%	$9,652,000
M8	$9,009,000	Variable(2)	100%	$9,009,000
M9	$7,720,000	Variable(2)	100%	$7,720,000
M10	$5,793,000	Variable(2)	100%	$5,793,000
__________
(1) These balances are approximate, as described in the prospectus supplement.
(2) These certificates will accrue interest based on adjustable interest rates, as described in the prospectus supplement.